Exhibit 5.1





                                December 3, 1997


Board of Directors
Pacific Aerospace & Electronics, Inc.
434 Olds Station Road
Wenatchee, WA 98801

Gentlemen:

     We have acted as counsel to Pacific Aerospace & Electronics, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the issuance of up to 1,061,500 shares of Common Stock, comprised of 524,000 shares issued in connection with the Company's Fall 1997 Offering (the "Shares"), and 537,500 shares issuable upon the exercise of common stock purchase warrants issued to a lender to, and certain non-employee service providers of, the Company (the "Warrant Shares"). Any capitalized term not defined in this opinion shall have the meaning set forth in the Registration Statement.

     We have reviewed the corporate actions of the Company in connection with this matter, and we have examined such corporate records and other documents as we deemed necessary for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Washington.

     2. The Shares have been duly authorized, and are validly issued, fully paid, and nonassessable.

     3. The Warrant Shares have been duly authorized and reserved for issuance upon exercise of the Warrants, and, when issued upon such exercise, will be validly issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                       Very truly yours,


                                       /s/ STOEL RIVES LLP